Exhibit 21.1

Entity name (jurisdiction)

Micromobility.com, Inc. (Delaware)

Helbiz Kitchen, Inc. (Delaware)

Helbiz Racing LLC (Delaware)

Helbiz FL LLC (Delaware)

Helbiz CA LLC (Delaware)

Helbiz NC LLC (Delaware)

Helbiz GA LLC (Delaware)

Helbiz Holdings, Inc. (Delaware)

Micromobility.com Retail LLC (New York)

Helbiz IA LLC (Iowa)

Helbiz BC Operations, Inc. (Canada)

Micromobility.com Italia S.r.l. (Italia)

Helbiz Singapore Pte. Ltd. (Singapore)

Helbiz Australia PTY LTD (Australia)

Helbiz Europe Ltd (Ireland)

Helbiz Italia S.r.l. (Italia)

Helbiz Media Italia S.r.l. (Italia)

Helbiz Kitchen Italia S.r.l. (Italia)

Helbiz France SaS (France)

Helbiz Operations Spain S.L. (Spain)

Helbiz Portugal Lda (Portugal)

Helbiz DOO (Serbia)

Helbiz Delivery DOO (Serbia)